Exhibit 99.1


MOONEY AEROSPACE GROUP, LTD. ANNOUNCES
RESTRUCTURING AND MAJOR FUNDING

Tuesday June 17, 8:09 am ET

KERRVILLE, Texas--(BUSINESS WIRE)--June 17, 2003--Mooney Aerospace Group, Ltd (OTCBB:MASGE - News) announced today that the Company has reached agreement and implemented a restructuring plan with all of its convertible note holders to waive all outstanding defaults and set fixed note conversion prices. The floating conversion features have been removed. In connection with the restructuring, the Company has received more than $5,000,000 of new funding.

The conversion price for the holders of secured notes is half of the conversion price set for holders of unsecured convertible notes and the holders of preferred stock. All of the convertible note holders have waived all prior defaults, including all accrued damages, and have also agreed to cancel all outstanding warrants held by them. In addition, the unsecured note holders have extended the maturity date of their notes by three years to June 2006. The interest rate on the notes has been reduced from 8% to 3%, which will result in substantial savings to the Company.

J. Nelson Happy, President of Mooney Aerospace Group, Ltd, stated: "We are pleased to have this restructuring behind us, and gratified by the confidence shown by our investors, both old and new, by taking this step. We believe that this restructuring will go a long way to insure the company's future by helping to clean up its capital structure. Not many companies get a second chance from their investors like the one we have just received, and we hope to make the most of this opportunity for the Company and its shareholders." The Company will file a Form 8-K detailing the transaction.

Mooney Aerospace Group, Ltd. is a general aviation holding company that owns Mooney Airplane Co., located in Kerrville, Texas. Mooney currently sells three models: the highest-performing four-place single-engine piston-powered aircraft, the Bravo DX; and its stablemates, the highly rated Ovation2 DX and the economical Ovation. Mooney is celebrating its 50th anniversary in Kerrville, Texas, this year, where it has manufactured more than 10,000 aircraft, which have been delivered worldwide. Complete information about Mooney aircraft is available at www.Mooney.com. (http://www.Mooney.com).

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confidant that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company's products, general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.

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Contact:

     Mooney Aerospace Group, Ltd
     J. Nelson Happy, 830/896-6000 ext. 2917